EXHIBIT (10)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 28 to Registration Statement No. 33-43654 of ML of New York Variable Annuity Separate Account A on Form N-4 of our reports on (i) ML Life Insurance Company of New York dated March 2, 2007, (ii) ML of New York Variable Annuity Separate Account A dated March 30, 2007, and (iii) ML of New York Variable Annuity Separate Account B dated March 30, 2007, appearing in the Statement of Additional Information and incorporated by reference in the Prospectus, which are a part of such Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus.

/s/  Deloitte & Touche LLP

New York, New York
April 25, 2008